Exhibit 10.3

EMPLOYMENT AND NON-COMPETITION AGREEMENT

THIS EMPLOYMENT AND NON-COMPETITION AGREEMENT (this “Agreement”) is made as of January 30, 2004, between Poorman-Douglas Corporation, a Rhode Island corporation (the “Company”), and Jeffrey B. Baker (“Executive”).

WHEREAS, this Agreement is being entered into in connection with the merger (the “Merger”) of PD Merger Corp. (“Merger Sub”), an Oregon corporation and wholly-owned subsidiary of EPIQ Systems, Inc. (“Parent”), with and into P-D Holding Corp., an Oregon corporation (“Emerald”), pursuant to that certain Agreement and Plan of Merger, dated as of the date hereof, by and among Parent, Merger Sub, Emerald and each of the Party Shareholders named therein (the “Merger Agreement”); and

WHEREAS, the Company and Executive desire to enter into this Agreement providing for Executive’s initial employment by the Company on the terms and conditions provided herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, as well as for the mutual covenants set forth in the Merger Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.                                       Employment.  The Company shall employ Executive, and Executive hereby accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the date hereof and ending as provided in Section 4  hereof (the “Employment Period”).  Although Executive’s principal location for employment shall be Beaverton, Oregon, Executive agrees that he will travel as business conditions warrant and as reasonably requested by the Board of Directors of the Company (the “Board”) and the president of Parent.

2.                                       Position and Duties.

(a)                                  During the Employment Period, Executive shall serve as the chief executive officer of the Company and shall have the normal duties, responsibilities, functions and authority of the chief executive officer of the Company, subject to the power and authority of each of the Board and the president of Parent to expand or limit such duties, responsibilities, functions and authority, to overrule actions of officers of the Company and to alter Executive’s title.  During the Employment Period, Executive shall render such administrative, financial and other executive and managerial services to the Company and its Subsidiaries as the president of Parent or the Board may from time to time lawfully and reasonably direct, including, without limitation, integrating the Company’s and its Subsidiaries’ business into Parent’s business.

(b)                                 During the Employment Period, Executive shall report to Parent’s president and shall devote his best efforts and his full business time and attention (except for permitted vacation periods and periods of illness or other incapacity) to the business and affairs of the Company and its Subsidiaries.  Executive shall perform his duties, responsibilities and functions to the Company and its Subsidiaries hereunder to the best of his abilities in a diligent, trustworthy, professional and efficient manner and shall comply with the Company’s and its Subsidiaries’ policies and procedures in all material respects.

(c)                                  For purposes of this Agreement, “Subsidiaries” shall mean any corporation or other entity of which the securities or other ownership interests having the voting power to elect a majority of the board of directors or other governing body are, at the time of determination, owned by the Company, directly or through one of more Subsidiaries.

3.                                       Compensation and Benefits.

(a)                                  During the Employment Period, Executive’s base salary shall be not less than $300,000 per annum (the “Minimum Salary Level” and, as adjusted from time to time, the “Base Salary”), which salary shall be payable by the Company in regular installments in accordance with the Company’s general payroll practices (as such practices may be in effect from time to time).  During the Employment Period, Executive shall be eligible to participate in the Company’s “Pay for Performance” and other bonus programs (as they may be modified, replaced or eliminated from time to time).  The Company’s “Pay for Performance” program, as in effect on the date hereof, is attached hereto as Exhibit A.

(b)                                 During the Employment Period and until such time as the Company’s employee benefit programs are consolidated with those of Parent, Executive shall be entitled to participate in all of the employee benefit programs of the Company for which senior executive employees of the Company are generally eligible, as such programs may be modified, replaced or eliminated from time to time.  After such time as the Company’s employee benefit programs are consolidated with those of Parent, Executive shall be entitled to participate in all of the employee benefit programs of Parent and its Subsidiaries for which senior executive employees of Parent are generally eligible, as such programs may be modified, replaced or eliminated from time to time.  Any payment which Executive is required to make pursuant to such employee benefit programs may be adjusted or implemented from time to time consistent with changes affecting the participants generally in such programs.  In addition, during the Employment Period, Executive shall be entitled to receive the benefits set forth on Exhibit B attached hereto.

(c)                                  During the Employment Period, Executive shall be entitled to up to five (5) weeks of paid vacation per calendar year, which amount shall be pro rated for any partial calendar year of employment during the Employment Period; provided, however, that Executive shall schedule such vacation time in a manner consistent with the business needs of Parent, the Company and their Subsidiaries.  Executive’s unused vacation time shall not be carried forward to any subsequent calendar year, and no compensation shall be payable in lieu thereof.

(d)                                 During the Employment Period, the Company shall reimburse Executive for all reasonable and appropriate expenses actually incurred by Executive in the course of performing Executive’s duties and responsibilities under this Agreement, consistent with the Company’s policies in effect from time to time with respect to such expenses, upon presentation of expense statements, vouchers or other supporting information as may be required under the Company’s policies in effect from time to time.

(e)                                  All amounts payable to Executive as compensation hereunder (including Section 4 hereof) shall be subject to all required and customary withholding by the Company.

4.                                       Term.

(a)                                  The Employment Period shall end on January 30, 2008 (the “Termination Date”); provided that (i) the Employment Period shall terminate prior to the Termination Date immediately upon Executive’s resignation or retirement (with or without Good Reason), death or Disability, and (ii) the Employment Period may be terminated by the Company at any time prior to Termination Date for Cause (as defined below) or without Cause.  Except as otherwise provided herein, any termination of the Employment Period by the Company shall be effective as specified in a written notice from the Company to Executive.

(b)                                 If the Employment Period is terminated by the Company without Cause prior to the Termination Date, Executive shall be entitled to continue to receive his Base Salary, payable in regular installments from the date of termination through the Termination Date (the “Severance Period”).  In addition, for the year in which Executive’s employment was terminated without Cause only, Executive shall be entitled to receive, in accordance with the Company’s then standard payroll practices, a pro rated portion of any bonus Executive was eligible to receive had Executive’s employment not been terminated.  Notwithstanding the foregoing, Executive shall not be entitled to receive any amounts pursuant to this Section 4(b) unless (x) Executive has executed and delivered to the Company a customary release providing for the release of all claims (if any) Executive may have against Parent or any of its Subsidiaries, employees or directors (other than claims for severance due hereunder) (the “Release”), and (y) the Release has become fully effective in all respects, and Executive has not breached the provisions of the Release or breached the provisions of Sections 5, 6 or 7 hereof.  In the case of Executive’s termination without Cause, Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in this Section 4(b) or as otherwise required by applicable law.

(c)                                  If, prior to the Termination Date, (i) Executive terminates the Employment Period for Good Reason (as defined below), or (ii) the Employment Period terminates due to Executive’s death, Executive shall be entitled to continue to receive his Base Salary, payable in regular installments in accordance with the Company’s then standard payroll practices from the date of termination until the Termination Date, plus, for the year in which the Employment Period was terminated, Executive shall be entitled to receive, in accordance with the Company’s then standard payroll practices, a pro rated portion of any bonus Executive was eligible to receive had Executive’s employment not been terminated.  Executive will be eligible for the payments described in the foregoing sentence if, and only if, (x) Executive (or his estate, as the case may be) has executed and delivered to the Company the Release, and (y) the Release has become fully effective in all respects, and Executive has not breached the provisions of the Release or breached the provisions of Sections 5, 6 or 7 hereof.  In the case of Executive’s termination pursuant to this Section 4(c), Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in this Section 4(c) or as otherwise required by applicable law.

(d)                                 If, prior to the Termination Date, the Employment Period terminates due to Executive’s Disability, Executive shall be entitled to continue to receive an amount equal to the amount (if any) by which Executive’s gross Base Salary exceeds any disability insurance proceeds to be received by Executive in connection with or as a result of his Disability, payable in regular installments in accordance with the Company’s then standard payroll practices from the date of termination until the Termination Date, plus, for the year in which the Employment Period was terminated due to Executive’s Disability, Executive shall be entitled to receive, in accordance with the Company’s then standard payroll practices, a pro rated portion of any bonus Executive was eligible to receive had Executive’s employment not been terminated.  Executive will be eligible for the payments described in the foregoing sentence if, and only if, (x) Executive has executed and delivered to the Company the Release, and (y) the Release has become fully effective in all respects, and Executive has not breached the provisions of the Release or breached the provisions of Sections 5, 6 or 7 hereof.  In the case of Executive’s termination pursuant to this Section 4(d), Executive shall not be entitled to any other salary, compensation or benefits after termination of the Employment Period, except as specifically provided for in this Section 4(d) or as otherwise required by applicable law.

(e)                                  If the Employment Period is terminated at any time for any reason other than as described in Section 4(a), 4(b) or 4(c) above, Executive shall only be entitled to receive his Base Salary through the date of termination and shall not be entitled to any other salary, compensation or benefits from the Company or its Subsidiaries thereafter, except as required by applicable law.

(f)                                    Except as otherwise expressly provided herein, all of Executive’s rights to salary, bonuses, employee benefits and other compensation hereunder which would have accrued or become payable after the termination or expiration of the Employment Period shall cease upon such termination or expiration, other than those expressly required under applicable law.

(g)                                 For purposes of this Agreement, “Cause” shall mean with respect to Executive one or more of the following: (i) the conviction, plea of guilty or plea of nolo contendre with respect to (x) a felony of any nature, or (y) any crime involving fraud with respect to Parent or any of its Subsidiaries or any of their customers, suppliers or other business relations, (ii) repeated conduct causing Parent or any of its Subsidiaries substantial public disgrace or disrepute or substantial economic harm, (iii) the continued failure, as determined in the good faith reasonable judgment of the Board, to perform his duties under this Agreement as reasonably directed by the Board or Parent’s president, which failure is not cured, if curable, within ten (10) business days after delivery of written notice thereof to Executive, (iv) any act or omission aiding or abetting a competitor, supplier or customer of Parent or any of its Subsidiaries to the material disadvantage or detriment of Parent or any of its Subsidiaries, (v) gross negligence or willful misconduct with respect to Parent or any of its Subsidiaries or (vi) any material breach of this Agreement which, if curable, is not cured within ten (10) business days after delivery of written notice thereof to Executive.

(h)                                 For purposes of this Agreement, “Good Reason” shall mean if Executive resigns from employment with the Company prior to the end of the Employment Period as a result of one or more of the following reasons: (i) the Company reduces the amount of the Base Salary below the Minimum Salary Level, (ii) the Company reduces Executive’s responsibilities to a level which is materially inconsistent with the position of chief executive officer of the Company, (iii) the Company fails to pay the Base Salary or other benefits required to be provided by the Company to Executive hereunder, (iv) the Company materially reduces the overall compensation or benefits required to be provided by the Company to Executive hereunder, or (v) any change of Executive’s principal office location to a location more distant than fifty (50) miles from Beaverton, Oregon; provided that written notice of Executive’s resignation for Good Reason must be delivered to the Company within 60 days after the occurrence of any such event in order for Executive’s resignation with Good Reason to be effective hereunder; provided further that, in order for Executive’s resignation for Good Reason to be effective hereunder, the Company must not have cured such event (if curable) within 20 days after receiving written notice thereof.

(i)                                     For the purposes of this Agreement, “Disability” shall mean the Executive’s inability to perform the essential duties, responsibilities and functions of his position with the Company and its Subsidiaries as a result of any mental or physical impairment or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company and its Subsidiaries or if providing such accommodations would be unreasonable, all as determined by the Board in its reasonable good faith judgment.  Executive shall cooperate in all respects with the Company if a question arises as to whether he has become disabled.

5.                                       Confidential Information.

(a)                                  Executive acknowledges that the information, observations and data (including trade secrets) obtained by him while employed by the Company and its Subsidiaries (including those obtained by him while employed by Emerald and its Subsidiaries prior to the date of this Agreement and the Merger) concerning the business or affairs of Parent, Emerald, the Company, or any other Subsidiary of Parent (“Confidential Information”) are the property of Parent, Emerald, the Company, or such Subsidiary.  Therefore, Executive agrees that he shall not disclose to any person or entity or use for his own purposes any Confidential Information or any confidential or proprietary information of other persons or entities in the possession of Parent and its Subsidiaries (“Third Party Information”), without the prior written consent of Parent’s president or the Board, unless and to the extent that the Confidential Information or Third Party Information becomes generally known to and available for use by the public other than as a result of Executive’s acts or omissions.  Executive shall deliver to the Company at the termination or expiration of the Employment Period, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer files, disks and tapes, printouts and software and other documents and data (and copies thereof) embodying or relating to Third Party Information, Confidential Information, Work Product (as defined below) or the business of Parent, the Company or any other Subsidiaries which Executive may then possess or have under his control.

(b)                                 Executive shall be prohibited from using or disclosing any confidential information or trade secrets that Executive may have learned through any prior employment; provided it is understood that Executive shall be allowed to use the confidential information and trade secrets of Emerald and its Subsidiaries in connection with Executive’s duties hereunder.  If at any time during his employment with the Company or any of its Subsidiaries, Executive believes he is being asked to engage in work that will, or will be likely to, jeopardize any confidentiality or other obligations Executive may have to former employers, Executive shall immediately advise the president of Parent so that Executive’s duties can be modified appropriately.  Executive represents and warrants to the Company that Executive took nothing with him which belonged to any former employer when Executive left his prior position and that Executive has nothing that contains any information which belongs to any former employer.  If at any time Executive discovers this is incorrect, Executive shall promptly return any such materials to Executive’s former employer.  The Company does not want any such materials, and Executive shall not be permitted to use or refer to any such materials in the performance of Executive’s duties hereunder.

6.                                       Intellectual Property, Inventions and Patents.  Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports, patent applications, copyrightable work and mask work (whether or not including any confidential information) and all registrations or applications related thereto, all other proprietary information and all similar or related information (whether or not patentable) which relate to Parent’s or any of its Subsidiaries’ actual or anticipated business, research and development or existing or future products or services and which are conceived, developed or made by Executive (whether alone or jointly with others) while employed by the Company or its predecessor and its Subsidiaries, whether before or after the date of this Agreement (“Work Product”), belong to Parent or such Subsidiary.  Executive shall promptly disclose such Work Product to the president of Parent and, at the Company’s expense, perform all actions reasonably requested by the president of Parent or the Board (whether during or after the Employment Period) to establish and confirm such ownership (including, without limitation, assignments, consents, powers of attorney and other instruments).  Executive acknowledges that all Work Product shall be deemed to constitute “works made for hire” under the U.S. Copyright Act of 1976, as amended.

7.                                       Non-Compete and Non-Solicitation.

(a)                                  Executive acknowledges that during the course of his employment with the Company and its Subsidiaries he shall become familiar with Parent’s and the Company’s trade secrets and with other Confidential Information concerning the Parent, the Company and their Subsidiaries and that Executive’s services shall be of special, unique and extraordinary value to Parent, the Company and its Subsidiaries.  Therefore, in consideration of the consummation of the transactions contemplated by the Merger Agreement, the Company’s agreement to employ Executive and the compensation to be paid to Executive hereunder and under the Merger Agreement, Executive agrees that, until the later of (i) the date that is five years after the date hereof and (ii) the date that is two (2) years after the date of termination of the Employment Period (the “Noncompete Period”), Executive shall not, anywhere in North America, directly or indirectly own any interest in, manage, control, participate in, consult with, render services for, be employed in an executive, managerial or administrative capacity by, or in any manner engage in any business competing with the businesses of Parent or any of its Subsidiaries, as such businesses exist or are in process during the Employment Period or on the date of the termination or expiration of the Employment Period.  Nothing herein shall prohibit Executive from being a passive owner of not more than 4.9% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation.

(b)                                 During the Noncompete Period, Executive shall not directly or indirectly through another person or entity (i) induce or attempt to induce any employee of Parent or any of its Subsidiaries to leave the employ of Parent or such Subsidiary, or in any way interfere with the relationship between Parent or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of Parent or any of its Subsidiaries at any time during the Employment Period or (iii) induce or attempt to induce any customer, referral source, supplier, licensee, licensor, franchisee or other business relation of Parent or any of its Subsidiaries to cease doing business with Parent or such Subsidiary, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and Parent or any of its Subsidiaries.

8.                                       Enforcement.  If, at the time of enforcement of Sections 5, 6 or 7 of this Agreement, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographical area reasonable under such circumstances shall be substituted for the stated period, scope or area and that the court shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Because Executive’s services are unique and because Executive has access to Confidential Information and Work Product, the parties hereto agree that Parent and the Company would suffer irreparable harm from a breach of Sections 5, 6 or 7 by Executive and that money damages would not be an adequate remedy for any such breach of this Agreement.  Therefore, in the event of a breach or threatened breach of this Agreement, the Company or its successors or assigns, in addition to other rights and remedies existing in their favor, shall be entitled to specific performance and/or injunctive or other equitable relief from a court of competent jurisdiction in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security).  Executive acknowledges (i) that the restrictions contained in Section 7 are reasonable, (ii) that Executive has reviewed the provisions of this Agreement with his legal counsel and (iii) that Executive is entering into this Agreement upon Executive’s initial employment of the Executive with the Company and its Subsidiaries.

9.                                       Executive’s Representations.  Executive hereby represents and warrants to the Company that (i) the execution, delivery and performance of this Agreement by Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Executive is a party or by which he is bound, (ii) Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other person or entity and (iii) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Executive, enforceable in accordance with its terms.  Executive hereby acknowledges and represents that he has consulted with independent legal counsel regarding his rights and obligations under this Agreement and that he fully understands the terms and conditions contained herein.

10.                                 Survival.  Sections 4 through 22, inclusive, shall survive and continue in full force in accordance with their terms notwithstanding the expiration or termination of the Employment Period.

11.                                 Notices.  Any notice or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given (i) when personally delivered or sent by telecopy (with hard copy to follow), (ii) one business day after being sent by reputable overnight express courier (charges prepaid), or (iii) five days following mailing by certified or registered mail, postage prepaid and return receipt requested.  Unless another address is specified in writing, notices and communications to Executive and the Company shall be sent to the addresses indicated below:

Notices to Executive:

Jeffrey B. Baker
402 Ashdown Circle
West Linn, OR 97068

With a copy to:

Kurt W. Ruttum
Tonkon Torp LLP
1600 Pioneer Tower
888 SW Fifth Avenue
Portland, Oregon 97204
Fax No. (503) 972-3743

Notices to the Company:

Poorman-Douglas Corporation
Attention: Board of Directors
10300 SW Allen Blvd.
Beaverton, OR 97005

With a copy to:

EPIQ Systems, Inc.
Attention: Chief Financial Officer
501 Kansas Avenue
Kansas City, KS 66105

12.                                 Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any action in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13.                                 Complete Agreement.  This Agreement, the Merger Agreement, those documents expressly referred to herein or in the Merger Agreement and other documents of even date herewith embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way (including, without limitation, (x) the Executive Compensation, Benefits and Contingent Severance Agreement between Jeffrey B. Baker and Poorman-Douglas Corporation, dated March 1, 2001, and (y) the Employee Nondisclosure, Developments and Nonsolicitation Agreement between Jeffrey B. Baker and Poorman-Douglas Corporation, dated March 1, 2001, each of which shall be terminated and of no further force or effect as of the date of the execution and delivery of this Agreement), but excluding any breaches thereof by either party prior to the date hereof).

14.                                 No Strict Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.

15.                                 Counterparts.  This Agreement may be executed in separate counterparts (including by means of telecopier signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

16.                                 Successors and Assigns.  This Agreement is intended to bind and inure to the benefit of and be enforceable by Executive, the Company and their respective heirs, successors and assigns, except that Executive may not assign his rights or delegate his duties or obligations hereunder without the prior written consent of the Company.

17.                                 Choice of Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the exhibits and schedules hereto shall be governed by, and construed in accordance with, the laws of the State of Oregon, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Oregon or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Oregon.

18.                                 Amendment and Waiver.  The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or course of dealing or failure or delay by any party hereto in enforcing or exercising any of the provisions of this Agreement (including, without limitation, the Company’s right to terminate the Employment Period for Cause) shall affect the validity, binding effect or enforceability of this Agreement or be deemed to be an implied waiver of any provision of this Agreement.

19.                                 Insurance.  The Company may, at its discretion, apply for and procure in its own name and for its own benefit life and/or disability insurance on Executive in any amount or amounts considered advisable.  Executive agrees to cooperate in any medical or other examination, supply any information and execute and deliver any applications or other instruments in writing as may be reasonably necessary to obtain and constitute such insurance.  Executive hereby represents that he has no reason to believe that his life is not insurable at rates now prevailing for healthy men of his age.

20.                                 Indemnification and Reimbursement of Payments on Behalf of Executive.  The Company and its Subsidiaries shall be entitled to deduct or withhold from any amounts owing from the Company or any of its Subsidiaries to Executive any federal, state, local or foreign withholding taxes, excise tax, or employment taxes (“Taxes”) imposed with respect to Executive’s compensation or other payments from the Company or any of its Subsidiaries or Executive’s ownership interest in the Company (including, without limitation, wages, bonuses, dividends, the receipt or exercise of equity options and/or the receipt or vesting of restricted equity).  In the event the Company or any of its Subsidiaries does not make such deductions or withholdings, Executive shall indemnify the Company and its Subsidiaries for any amounts paid by the Company with respect to any such Taxes.

21.                                 Dispute Resolution.

(a)                                  Except as otherwise expressly provided in this Agreement, the parties agree that the arbitration procedure set forth below shall be the sole and exclusive method for resolving and remedying any and all disputes, controversies or claims that arise out of or in connection with, or relate in any manner to, the rights and liabilities of the parties hereunder or any provision of this Agreement or the interpretation, enforceability, performance, breach, termination or validity hereof, including this Section 21 relating to the resolution of disputes (the “Disputes”) and questions concerning arbitrability and including any claim under any state or federal statute or common law theory governing or relating to the employment relationship (except claims for workers compensation or unemployment benefits); provided that nothing in this Section 21 shall prohibit a party hereto from instituting litigation to enforce any Final Determination (as defined below).  The parties hereby acknowledge and agree that, except as otherwise provided in this Section 21 or in the applicable rules for arbitration of business disputes (the “Rules”) promulgated by the Arbitration Service of Portland, Inc. (the “Arbitration Service”) as in effect from time to time, the arbitration procedures and any Final Determination hereunder shall be governed by, and shall be enforced pursuant to, the United States Arbitration Act, 9 U.S.C. §1 et. seq.

(b)                                 Except as provided elsewhere herein, in the event that any party asserts that there exists a Dispute, such party shall deliver a written notice to each other party involved therein specifying the nature of the asserted Dispute and requesting a meeting to attempt to resolve the same.  If no such resolution is reached within ten business days after the delivery of such notice, the party delivering such notice of Dispute (the “Disputing Person”) may thereafter commence arbitration hereunder by delivering to each other party involved therein a notice of arbitration (a “Notice of Arbitration”).  Such Notice of Arbitration shall specify the nature of any Dispute and any other matters required by the Rules as in effect from time to time to be included therein.  The Arbitrator shall permit and facilitate such discovery as the parties shall reasonably request.  The Company and Executive shall mutually agree upon one arbitrator to resolve any Dispute pursuant to the procedures set forth in this Section 21 and the Rules.  If the Company and Executive cannot mutually agree to an arbitrator within 15 days from receipt of the Notice of Arbitration, the arbitrator shall be appointed by the

Arbitration Service within 15 days of being notified in writing of the Arbitration Service’s need to make such appointment or as soon thereafter as may be practicable.

(c)                                  Except as otherwise provided by applicable law, the Company will pay all costs of the Arbitration Service and the arbitrator, less those amounts Executive would otherwise be required to pay if the claims were litigated in a court of law; provided that at the conclusion of the arbitration, the arbitrator shall award costs and expenses (including the costs of the arbitration previously advanced and the fees and expenses of attorneys, accountants and other experts) and reasonable interest to the prevailing party.

(d)                                 The arbitration shall be conducted in Portland, Oregon under the Rules as in effect from time to time.  The parties shall use their reasonable best efforts to cause the arbitrator to conduct the arbitration so that a final result, determination, finding, judgment and/or award (the “Final Determination”) is made or rendered as soon as practicable, but in no event later than 90 business days after the delivery of the Notice of Arbitration nor later than 30 days following completion of the arbitration.  Notwithstanding any Oregon law to the contrary, the Final Determination shall be final and binding on all parties and there shall be no appeal from or reexamination of the Final Determination, except for fraud, perjury, evident partiality or misconduct by an arbitrator prejudicing the rights of any party and to correct manifest clerical errors.

(e)                                  Notwithstanding anything to the contrary, nothing in this Section 21 shall be construed to impair the right of any person or entity to seek injunctive or other equitable relief in any court of competent jurisdiction.

22.                                 Executive’s Cooperation.  During the Employment Period and thereafter, Executive shall cooperate with Parent and its Subsidiaries in any internal investigation, any administrative, regulatory or judicial proceeding or any dispute with a third party as reasonably requested by the Company (including, without limitation, Executive being available to the Company upon reasonable notice for interviews and factual investigations, appearing at the Company’s request to give testimony without requiring service of a subpoena or other legal process, volunteering to the Company all pertinent information and turning over to the Company all relevant documents which are or may come into Executive’s possession, all at times and on schedules that are reasonably consistent with Executive’s other activities and commitments). In the event the Company requires Executive’s cooperation in accordance with this Section 22, the Company shall (i) reimburse Executive solely for reasonable travel expenses (including lodging and meals) upon submission of receipts; and (ii) if Executive is no longer employed by the Company, pay Executive a per diem consulting charge of $750.00 and pay the reasonable fees and expenses of attorneys, accountants and other professionals retained by Employee with respect to such matter or matters.

*   *   *   *   *

IN WITNESS WHEREOF, the parties hereto have executed this Employment and Non-Competition Agreement as of the date first written above.

POORMAN-DOUGLAS CORPORATION

By:	/s/ Elizabeth Braham
Name:	Elizabeth M. Braham
Its:	Chief Financial Officer, Secretary and Treasurer

/s/ Jeffrey B. Baker
Jeffrey B. Baker